Exhibit 1.1

BYLAWS (ESTATUTOS) OF ENEL GENERACIÓN CHILE S. A.

(Effective as of April 26, 2019)

CHAPTER ONE

Name, Registered Office and Duration

Article 1: A corporation named “ENEL GENERACIÓN CHILE S.A.” is established, which shall be governed by these bylaws and, on those matters omitted, by other rules applicable to this type of corporation.

Article 2:  The corporation’s registered office shall be in the city of Santiago, without prejudice to special offices registered in other parts of the country or abroad.

Article 3:  The corporation shall have an indefinite duration.

Article 4:  The corporation’s main purpose shall be to exploit the production, transportation, distribution and supply of electricity, with the ability to acquire, for these purposes, the respective concessions and grants. The corporation’s purpose will also be to render engineering consulting and corporate management services; acquire, design, construct, maintain and exploit civil or hydraulic infrastructure works directly related to public works concessions; manage its assets; invest, develop projects and carry out operations or activities in the energy field and in those activities or products related directly to energy; invest, develop projects and carry out operations or activities in industrial procedures in which electric energy is essential, determinant and has an intensive use.

Furthermore, the corporation may invest in real estate and financial assets, securities, stock and commercial paper in general, provided they are related to the corporation’s purpose, being able to acquire, manage and dispose of them.

In the fulfillment of its purpose, the corporation may act directly or through subsidiary or affiliate companies.

CHAPTER TWO

Capital and Shares

Article 5:  The subscribed and paid in capital of the corporation amounts to Ch$ 552,777,320,871 divided into 8,201,754,580 nominative shares, all of the same series and with no par value, to be subscribed, and paid in the manner described in the First Transitory Article of these bylaws.

Article 6: The corporation shall keep a Shareholders Register, together with the number of shares held by each one of them, as well as other annotations as stated in Article 7 of Law 18,046 and its regulations. Only shareholders who are duly registered therein may exercise their rights as such.

The form of the share certificates, and their issuance, exchange, ineffectiveness, loss, replacement, transfer and other circumstances, shall be governed by the law and its provisions. The payment of the subscribed shares may be in cash or in other assets, whether tangible or intangible.

CHAPTER THREE

Management

Article 7:  The corporation shall be managed by a Board of Directors composed of five members, who may or may not be shareholders of the corporation.

Article 8:  Directors shall serve for a term of three years at the end of which they may be reelected for additional terms indefinitely.

Article 9:  The entire Board shall be reelected in its entirety every three years at the ordinary shareholders’ meeting. In the election of directors and all other elections made at such meetings, the shareholders shall have one vote per share owned or represented and they may accumulate such vote in favor of a person or distribute them as they wish, consequentially electing those persons who, in the same and only vote, obtain the greatest number of votes until all available vacancies are filled.

The provisions of the preceding paragraph do not prevent the shareholders in the meeting with voting rights to unanimously agree to omit voting by ballot and proceed with the elections by acclamation.

Article 10:  The minutes containing the election of the directors shall also contain a description of the shareholders that attended the meeting, the specification of the number of shares voted by each of them or represented by proxy, and the result of the voting.

Article 11:  In the event of the death, resignation, bankruptcy, incompatibilities or limitations or other impossibility that disqualifies a director from performing his/her functions or makes him/her cease in them, the Board shall be elected at the next ordinary shareholders’ meeting to be held by the corporation. In the meantime, the Board may appoint a replacement to fill the vacancy.

Article 12:  The Board may be removed as a whole before the expiration of its term by resolution of an ordinary or extraordinary shareholders’ meeting, in which case, the shareholders shall proceed to appoint a new Board. Accordingly, the replacement of less than all of its members shall not be permitted.

Article 13:  At the first meeting of the Board following the ordinary shareholders’ meeting at which it was elected, the Board shall elect a Chairman. The Chief Executive Officer of the corporation or a person expressly appointed by the Board, will act as Secretary.

Article 14:  Board meetings may be ordinary or extraordinary. Ordinary meetings shall be held once every month, on the dates that the Board itself shall determine. Extraordinary meetings shall be held when called by the Chairman or at the request of one or more directors, in which case prior evaluation of the Chairman as to the need of holding such a meeting is required, except where the meeting is requested by the absolute majority of the directors.

In the extraordinary meetings, directors shall only discuss the matters specifically set out in the notice.

Article 15:  The required quorum for a Board meeting is an absolute majority of directors. Decisions shall be taken by the absolute majority of the directors at the meeting except for matters that require a greater majority, as provided by law or these bylaws. In the event of a tied vote, the Chairman of the meeting shall have the deciding vote.

Article 16:  Deleted.

Article 17:  The deliberations and resolutions of the Board shall be documented in a special minute book, which shall be signed on each occasion by the directors who attended the meeting. Should any of them die or be unavailable for any reason to sign the corresponding minutes, a note shall be made of such impediment at the end of the minutes. The minutes shall be deemed to be approved as of the moment they are signed by the aforementioned persons and the resolutions adopted therein may be put into effect immediately. In any event, the unanimous agreement of the directors present at the meeting may resolve that the adopted resolutions take effect immediately, without waiting for the approval of the respective minutes. This determination shall be evidenced in a document containing the resolution adopted and signed by all of the directors.

Article 18:  If a director intends to be released from any liability arising from any of the Board’s acts or resolutions, the director’s objections shall be recorded in the minutes and the Chairman shall inform the shareholders of this opposition at the next ordinary shareholders’ meeting.

Article 19:  The directors shall be remunerated for their service and their compensation shall be set annually at the ordinary shareholders’ meeting. The Chairman shall be entitled to double what is paid to each Director.

Article 20:  The Board represents the corporation, judicially and extra-judicially, for the fulfillment of its corporate purpose, a fact which is not required to be demonstrated to third parties, and it shall have all powers of administration and disposal that the law or these bylaws do not exclusively reserve for the shareholders’ meeting, without the need for a special power of attorney, even for those acts or contracts for which the law demands such authorization. This is without prejudice to the powers that correspond to the corporation’s Chief Executive Officer.

Article 21:  The duties of a director may not be delegated and shall be exercised collectively at a legally constituted meeting.

The Board may delegate part of its powers to managers, senior executives, assistant managers or legal counsels of the corporation, to the Chairman, a director or a committee of directors and, for specially determined purposes, to other persons.

The corporation shall maintain a public record indicating its Chairman, directors, managers, senior executives and liquidators, specifying the dates of the beginning and end of their appointments.

The corporation shall have a Chief Executive Officer who shall be appointed by the Board of Directors and shall be granted all the powers of a commercial agent and those expressly agreed by the Board of Directors. The position of Chief Executive Officer is incompatible with that of Chairman, director, auditor or accountant of the corporation.

CHAPTER FOUR

Deleted

Article 22:  Deleted.

Article 23:  Deleted.

Article 24:  Deleted.

Article 25:  Deleted.

Article 26:  Deleted.

Article 27:  Deleted.

Article 28:  Deleted.

Article 29:  Deleted.

Article 30:  Deleted.

Article 31:  Deleted.

Article 32:  Deleted.

Article 33:  Deleted.

CHAPTER FIVE

Shareholders’ Meetings

Article 34:  The shareholders shall meet at ordinary or extraordinary meetings. The ordinary meetings shall be held once within the first four months of each year to resolve matters reserved exclusively for their consideration with no need to expressly state such agenda in the corresponding notice.

The extraordinary meetings may be held at any time as may be required by corporate needs, in order to resolve on any matter which the law or these bylaws reserve for the consideration of shareholders’ meetings, provided such matters are expressly stated in the corresponding notice.

Notice of ordinary and extraordinary meetings shall not be necessary when all validly issued shares are represented at the respective meeting. When an extraordinary meeting is to decide on matters in the competence of an ordinary meeting, its operation and agreement shall be subject, as appropriate, to the quorums applicable to an ordinary meeting.

Article 35:  The following are matters for an ordinary shareholders’ meeting:

a)       Review of the corporation’s financial situation and the reports of the management’s account inspectors and the approval or rejection of the annual report, balance sheet, financial statements and reports presented by the Board or the corporation’s liquidators;

b)       The distribution of the profits of each financial year and, especially, the distribution of dividends;

c)       The appointment or replacement of the members of the Board, the liquidators and the management’s account inspectors;

d)       Determining the Board’s compensation; and

e)       Any other matter related with the interests and operation of the corporation, except for matters that should be considered at an extraordinary shareholders’ meeting in accordance with the law and these bylaws.

Article 36:  The following matters are reserved for the extraordinary shareholders’ meetings:

a)       The dissolution of the corporation;

b)       The transformation, merger or division of the corporation and the amendment of its bylaws;

c)       The issuance of bonds or debentures convertible into shares;

d)       The disposal of the assets of the corporation in the terms set out in No. 9 of Article 67 of Law 18,046;

e)       The granting of real or personal guarantees to secure obligations of third parties, unless these are subsidiaries, in which case the approval of the Board shall be sufficient; and

f)        Other matters which by law or these bylaws are reserved for the consideration or competence of shareholders’ meetings.

The matters mentioned in letters a), b), c) and d) above may only be agreed upon at meetings held before a Notary, who shall certify that the minutes faithfully record what occurred and was agreed at the meeting.

Article 37: The shareholders’ meetings shall be called by the Board of the corporation. The Board must call:

1.        Ordinary shareholders’ meetings, with the purpose to evaluate all the matters of its competence;

2.        Extraordinary shareholders’ meetings as long as, in its opinion, the interests of the corporation so justify it;

3.        Ordinary or extraordinary shareholders’ meetings, as the case may be, when requested by a number of shareholders representing at least 10% of the issued shares with voting rights, stating the matters to be discussed at the meeting in the respective request;

4.        Ordinary or extraordinary shareholders’ meetings, as the case may be, when required by the Superintendence of Securities and Insurance, notwithstanding its authority to call the meeting directly.

Meetings called by requirement of the shareholders or the Superintendence must be held within 30 days of the date of the respective request.

Article 38:  The notice for shareholders’ meetings, both ordinary or extraordinary, shall be published on at least three different days in the newspaper where the registered office is located, as determined by the meeting, in the form and conditions established in the regulations.

A notification should also be sent to every shareholder at least fifteen days prior to the date of the meeting which shall contain a reference to the matters to be discussed at the meeting and an indication of the appropriate method to obtain full copies of the documents justifying the opinions submitted for their vote, which must also be made available to shareholders on the web site of the corporation.

Article 39: Both ordinary and extraordinary meetings shall be validly constituted on the first notification with the presence of holders of at least the absolute majority of the outstanding issued shares with voting rights and, on the second notification, with those shares present or represented, whatever their number, and resolutions shall be adopted by the absolute majority of the shares with voting rights present or represented, subject to the special majorities required by the law and these bylaws.

Notices for second notification of meetings may only be published after the meeting subject to the first notification has failed to convene. In any event, the meeting subject to the second notification shall be held within forty-five days of the date set for the holding of the original meeting. The meetings shall be chaired by the Chairman of the Board of Directors or by whomever is acting as the Chairman of the Board of Directors and the Secretary of the Board of Directors of the corporation will act as Secretary of the meeting, where there is one, with the Chief Executive Officer, as the Secretary’s alternate.

Article 40:  Only the holders of shares duly recorded in the Shareholder Register five business days prior to the date on which the respective meeting is to be held, may participate in such meeting and exercise their rights to vote and speak.

Each shareholder shall have the right to one vote for each share held or represented.

Shareholders may be represented at meetings by another person, whether or not he/she is a shareholder. The shareholder’s proxy shall be granted in writing in the form and conditions contemplated in the law and regulations.

The qualification of the proxies shall take place as established by the law and regulations.

Article 41:  The shareholders attending the meetings shall sign an attendance sheet, indicating, below their signature, the number of shares they hold, the number of shares they are representing at the meeting and the name of the shareholders they represent.

Article 42:  Deleted.

Article 43:  The meeting shall annually appoint an external auditing firm governed by Chapter XXVIII of Law 18,045 to examine the accounting, inventory, balance sheet and other financial statements of the corporation, which shall have the obligation to report in writing, at the next ordinary shareholders’ meeting, the fulfillment of its mandate.

CHAPTER SIX

Balance Sheet and Distribution of profits

Article 44:  The financial year shall end on December 31 of each year and a general balance sheet shall be prepared of the assets and liabilities of the Corporation. The balance sheet must express the new capital value of the corporation and the shares, in accordance with the law.

The Board must submit to the consideration of the ordinary shareholders’ meeting, together with an annual report of the corporation’s financial position, the general balance sheet along with the profit and loss statement and the report filed by the external auditors. All these documents must clearly reflect the corporation’s equity at the end of the respective financial year.

On a date no later than the first call of the ordinary shareholders’ meeting, the Board shall make available to each of the shareholders registered in the respective Register, a copy of the corporation’s Balance Sheet and Annual Report, including the opinion of the inspectors and their respective notes.

If the balance sheet and profit and loss statement are modified by the meeting, such amendments, where pertinent, shall be made available to shareholders within fifteen days following the date of the meeting.

The General Balance Sheet and the profit and loss statement, duly audited, and other information required by the Superintendence of Securities and Insurance, shall be published once, in a widely-circulating newspaper in the place of the registered office, not less than ten or more than twenty days prior to the date of holding the meeting that will pronounce on the same, notwithstanding their publication on the web site of the corporation.

Moreover, the documents mentioned in the previous paragraph must be submitted within the same term to the Superintendence of Securities and Insurance, in the number of copies that the latter may require.

Should the balance sheet and profit and loss statement be altered by the meeting, the amendments must be published in the same newspaper in which such documents were published, within fifteen days of the date of the meeting.

The annual report, balance sheet, inventory, minutes, books and reports of the inspectors shall be available to shareholders for their examination in the registered offices of the corporation during the fifteen days prior to the date for holding the meeting.

During the period indicated in the preceding paragraph, the shareholders will have the right to examine the same documents of the subsidiaries, in the manner, term and conditions set out in the regulation.

Updated copies of the bylaws and an updated list of the shareholders of the company, in the terms and conditions set out in article 7 of Law 18,046, shall be held available to shareholders at the registered office, as well as on the web site of the corporation.

Article 45:  The dividends shall be paid exclusively against the net profits for the year, or against the retained profits arising from previous balances approved by the shareholders’ meeting.

If the corporation has accrued losses, the profits obtained in the year shall first be applied to absorb such losses.

Should there be losses in an exercise, these shall be combined with the retained profits, if any.

Article 46:  A cash dividend shall be distributed annually to the shareholders, pro rata to their shares, of an amount of at least 30% of the net profits obtained in each financial year, unless a different resolution is adopted unanimously at the shareholders’ meeting.

CHAPTER SEVEN

Dissolution and Winding-up

Article 47:  The dissolution of the corporation will be assessed in the cases provided by the Law.

Article 48:  Following the dissolution of the corporation, the winding up shall proceed through a Liquidation Committee composed of three members, appointed at the shareholders’ meeting, which shall determine their powers, duties, compensation and term.

CHAPTER EIGHT

Arbitration

Article 49:  Any dispute arising between the shareholders as such, or between them and the corporation or its officers, either during its existence or during or its winding-up, shall be resolved by an arbitrator, who shall be appointed by mutual agreement of both parties and shall exercise the role as arbitrator in such a proceeding and must decide according to law. If the parties cannot agree on such appointment, the Common Courts may appoint an arbitrator at the request of either of the parties, in which case the appointment must from among attorneys who are chaired professors of Civil, Commercial or Economic Law at the Universidad de Chile or Universidad Católica de Chile in Santiago. Notwithstanding the foregoing, in the event of a conflict, the plaintiff may withdraw the matter from the arbitrator’s jurisdiction and proceed to submit the dispute to the Common Courts, a right that may not be exercised by directors, managers, administrators and senior executives of the corporation nor by shareholders that individually hold, directly or indirectly, shares whose book or market value exceeds 5,000 Unidades de Fomento, according to the value of this unit on the date the claim is filed.

Article 50: The corporation will be subject to Resolution No. 667 of the Honorable Resolution Commission (the former antitrust authority), dated as of October 30, 2002, on the understanding that the restrictions it contemplates will not apply to the corporation in respect of Endesa Américas S.A.

TRANSITORY ARTICLES

First Transitory Article:  The corporation’s capital amounts to a total of Ch$ 552,777,320,871, divided into 8,201,754,580 nominative shares, all of the same series and without par value, which have been fully subscribed and paid for prior to the date of these bylaws.